UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2013 (August 29, 2013)

Avago Technologies Limited

(Exact name of registrant as specified in its charter)

Singapore	001-34428	98-0682363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Yishun Avenue 7 Singapore 768923		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 29, 2013, Avago Technologies Manufacturing (Singapore) Pte. Ltd., a subsidiary of Avago Technologies Limited (the “Company” or “Avago”) entered into a Collective Agreement (on behalf of itself and its Singapore affiliates) with the United Workers of Electronic and Electrical Industries (the “Collective Agreement”). This collective bargaining agreement applies to approximately 330 of our 885 employees in Singapore, none of whom are in management or supervisory positions, and is effective from July 1, 2013 until its expiration on June 30, 2016. The Collective Agreement was also approved by the Industrial Arbitration Court of Singapore on August 29, 2013

The foregoing summary of the Collective Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Collective Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On September 4, 2013, the Company’s board of directors (the “Board”) appointed Anthony E. Maslowski as the Chief Financial Officer and as the principal financial officer of the Company, with immediate effect. Mr. Maslowski had been serving as the Company’s interim Chief Financial Officer and interim principal financial officer since March 8, 2013.

A copy of the press release, dated September 4, 2013, announcing Mr. Maslowski’s appointment as Chief Financial Officer of the Company is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

In connection with Mr. Maslowski’s appointment, the Compensation Committee of the Board also approved an increase in Mr. Maslowski’s annual base salary, from $311,912 to $390,000, and an increase in Mr. Maslowski’s target bonus percentage under the Fiscal Year 2013 Avago Performance Bonus Plan for Executive Employees from 45% of base salary to 75% of base salary, on a pro rata basis for the relevant portion of the fiscal year. Mr. Maslowski’s target performance metrics under the plan will be based 25% on attainment of corporate revenue growth, 25% on attainment of corporate operating profit goals, 25% on attainment of direct expense metrics and 25% on collections metrics. The Compensation Committee also awarded Mr. Maslowski performance options to acquire 90,000 ordinary shares and 30,000 restricted share units (“RSUs”) of the Company, such grants to be effective on September 11, 2013. The options and the RSUs were awarded pursuant to the Company’s 2009 Equity Incentive Award Plan and will vest in four equal installments over four years.

Mr. Maslowski, age 52, joined the Company in 2006 as Vice President of Internal Audit. Prior to joining the Company, Mr. Maslowski served as the Chief Financial Officer for Allegro Manufacturing Pte Ltd and prior to that, he held senior finance management positions at Lam Research Corporation and Hitachi Data Systems Corporation. Mr. Maslowski holds a Bachelor of Business Administration degree from University of Michigan.

There are no arrangements or understandings between Mr. Maslowski and any other person pursuant to which Mr. Maslowski was appointed as Chief Financial Officer of the Company. Neither Mr. Maslowski nor any of his immediate family members has a direct or indirect material interest in any currently proposed transaction to which the Company is a party, or in in any such transaction since the beginning of the Company’s fiscal year 2013. Mr. Maslowski has no family relationship with any other officer or director of the Company.

Item 8.01.	Other Events.

On September 5, 2013, Company announced that its Board had declared an interim cash dividend on the Company’s ordinary shares of $0.23 per share, payable on September 30, 2013 to shareholders of record at the close of business (5:00 p.m.), Eastern Time, on September 19, 2013. A copy of the press release announcing the dividend is attached to this Current Report on Form 8-K as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Collective Agreement, dated August 29, 2013, between Avago Manufacturing (Singapore) Pte Ltd (and its Singapore affiliates) and United Workers of Electronic & Electrical Industries

99.1	Press release, dated September 4, 2013, entitled “Avago Technologies Confirms Appointment of Anthony Maslowski as Chief Financial Officer”

99.2	Press release, dated September 5, 2013, entitled “Avago Technologies Announces $0.23 Interim Dividend”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 5, 2013

Avago Technologies Limited

By:	/s/ Hock E. Tan
Name:	Hock E. Tan
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Collective Agreement, dated August 29, 2013, between Avago Manufacturing (Singapore) Pte Ltd (and its Singapore affiliates) and United Workers of Electronic & Electrical Industries

99.1	Press release, dated September 4, 2013, entitled “Avago Technologies Confirms Appointment of Anthony Maslowski as Chief Financial Officer”

99.2	Press release, dated September 5, 2013, entitled “Avago Technologies Announces $0.23 Interim Dividend”